VSE Corporation Announces Third Quarter 2026 Results
Record Revenue and Profitability
Raises 2026 Guidance

MIRAMAR, FLORIDA, November 4, 2026 - VSE Corporation (“VSE” or the “Company”) (NASDAQ: VSEC, VSECU), a leading provider of aviation aftermarket distribution and repair services, announced today results for the third quarter 2026.

THIRD QUARTER 2026 RESULTS(1)
(As compared to the Third Quarter 2025)

▪Total Revenues of $541.0 million increased 91.2%
▪GAAP Net Income of $47.3 million increased 1,216.2%
▪GAAP Net Income Margin of 8.7% increased approximately 750 basis points
▪GAAP EPS (Diluted)(2) of $1.49 increased 776.5%
▪Adjusted EBITDA(3) of $107.2 million increased 126.3%
▪Adjusted EBITDA Margin(3) of 19.8% increased approximately 310 basis points
▪Adjusted Net Income(3) of $63.8 million increased 128.4%
▪Adjusted EPS (Diluted)(2)(3) of $2.01 increased 48.9%

1 All numbers above reflect results from continuing operations.
2 Percentage changes in earnings per share throughout this release are calculated using the rounded per-share amounts presented.
3 Non-GAAP measure. See additional information at the end of this release regarding non-GAAP financial measures.

MANAGEMENT COMMENTARY
“VSE delivered an exceptional third quarter, achieving record revenue and profitability, approximately 17% organic revenue growth and strong cash generation,” said John Cuomo, President and Chief Executive Officer of VSE Corporation. “These results demonstrate the strength of our aviation aftermarket platform and outstanding execution by our teams. Broad-based demand, led by engine aftermarket activity in repair and distribution, drove strong core business performance alongside contributions from recent acquisitions. This momentum and our confidence in the remainder of the year support raising our full year 2026 revenue and Adjusted EBITDA margin(3) guidance.

“During the quarter, we expanded our proprietary engine repair capabilities through the acquisition of Atech Turbine Components (“Atech”) and advanced integration across the VSE and Precision Aviation Group (“PAG”) businesses. Our teams are pursuing joint commercial opportunities, bringing more repair work in-house, and improving operational efficiency across the combined platform. These efforts deepen our OEM partnerships, expand our addressable markets, broaden the solutions we offer customers, and support margin expansion.

“We see substantial opportunity ahead. Our engine-focused repair and parts portfolio, strong OEM relationships, and diversified end markets position us to build on this quarter’s performance. With a deep pipeline of organic growth opportunities and meaningful expected acquisition synergies ahead, we remain focused on delivering above-market growth, further margin expansion, and stronger free cash flow(3) generation. We believe these priorities position VSE to deliver significant long-term value for our shareholders,” concluded Mr. Cuomo.

“VSE’s record third quarter results demonstrate the earnings power and cash generation of the combined VSE and PAG platform,” said Adam Cohn, Chief Financial Officer of VSE Corporation. “Revenue increased 91.2% to $541.0 million, net income from continuing operations increased by $43.7 million to $47.3 million, and Adjusted EBITDA margin(3) expanded approximately 310 basis points to a record 19.8%. We generated $56.0 million of operating cash flow and $46.6 million of free cash flow(3), reflecting strong operating execution across the business. We ended the quarter with an Adjusted net leverage ratio(3) of approximately 2.3x, a solid position following our recent acquisitions. We expect strong fourth quarter free cash flow(3) to support continued deleveraging while maintaining the flexibility to invest in organic growth and pursue disciplined acquisitions.”

THIRD QUARTER HIGHLIGHTS
ATECH TURBINE COMPONENTS ACQUISITION
On August 31, 2026, VSE acquired Atech, a specialized maintenance, repair and overhaul (“MRO”) provider focused on complex hot-section components for aircraft turbine engines, primarily supporting Pratt & Whitney Canada platforms. Atech expands VSE’s proprietary, OEM-approved engine repair portfolio with repair approvals covering more than 300 part numbers, including sole-source repairs for flight-critical components. The acquisition deepens VSE’s relationship with Pratt & Whitney Canada and broadens the aftermarket solutions available to OEM partners and customers. VSE plans to expand Atech’s capacity and technical capabilities to accelerate the development of new proprietary repairs and support long-term organic growth.

THIRD QUARTER REVIEW
The Company's revenue increased 91.2% year-over-year to a record $541.0 million in the third quarter of 2026. Organic revenue growth was approximately 17%, led by strength in the commercial aviation engine aftermarket. Acquisitions contributed the remaining approximately 74 percentage points of revenue growth, driven by a full quarter impact from PAG and contributions from other acquisitions. Repair and distribution revenue increased 197.6% and 26.7%, respectively, compared to the prior-year period.

Net income from continuing operations was $47.3 million, compared to $3.6 million in the third quarter of 2025. Adjusted EBITDA from continuing operations(3) increased by 126.3% to a record $107.2 million, compared to $47.4 million in the prior-year period. Adjusted EBITDA margin from continuing operations(3) reached a record 19.8%, expanding approximately 310 basis points. Margin expansion was driven primarily by a greater mix of higher-margin engine products and repair activity, synergies from previously acquired businesses, and contributions from recent acquisitions.

FINANCIAL RESOURCES AND LIQUIDITY
The Company generated $56.0 million of operating cash flow and $46.6 million of free cash flow(3) in the third quarter of 2026. As of September 30, 2026, cash and cash equivalents totaled $65.8 million, with $479.2 million of unused commitments under the Company's revolving credit facility. Total outstanding principal borrowings were $978.8 million, and net debt(3) was $894.2 million. The Company ended the quarter with an Adjusted net leverage ratio(3) of approximately 2.3x.

UPDATED FULL YEAR 2026 CONSOLIDATED GUIDANCE
REVENUE

VSE now expects full year 2026 revenue growth of 65% to 66.5%, up from its prior outlook of 61% to 64%. The increased guidance reflects strong third quarter performance and a positive outlook for the remainder of the year, supported by continued strength in both OEM and customer demand.

ADJUSTED EBITDA MARGIN(3)

VSE now expects full year 2026 Adjusted EBITDA margin(3) of 18.9% to 19.1%, up from its prior outlook of 18.7% to 19.0%. The increased guidance reflects strong third quarter margins, consistent operating execution, synergies from recent acquisitions, and expectations for continued strong business performance in the fourth quarter.

3 Non-GAAP measure. See additional information at the end of this release regarding non-GAAP financial measures and the Company's inability to provide quantitative reconciliations of forward-looking Adjusted EBITDA margin.

SUMMARY OF THIRD QUARTER RESULTS

	Three months ended September 30,			Nine months ended September 30,
(in thousands, except per share data)	2026	2025	% Change	2026	2025	% Change
Revenues	$541,006	$282,909	91.2%	$1,314,723	$811,093	62.1%
Operating income	$77,451	$10,087	667.8%	$159,157	$57,104	178.7%
Net income from continuing operations	$47,264	$3,591	1,216.2%	$104,842	$31,197	236.1%
EPS (Diluted)	$1.49	$0.17	776.5%	$3.45	$1.50	130.0%

NON-GAAP MEASURES

In addition to the financial measures prepared in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"), this earnings release also contains non-GAAP financial measures. These measures provide useful information to investors.

VSE considers Adjusted Net Income from continuing operations, Adjusted EPS (Diluted) from continuing operations, EBITDA from continuing operations, Adjusted EBITDA from continuing operations, Adjusted EBITDA margin from continuing operations, Trailing Twelve Months ("TTM") Adjusted EBITDA from continuing operations, TTM Acquisition Adjusted EBITDA from continuing operations, organic revenue growth, net debt, net leverage ratio, Adjusted net leverage ratio, and free cash flow as non-GAAP financial measures and important indicators of performance and useful metrics for management and investors to evaluate VSE’s ongoing operating performance on a consistent basis across reporting periods. These non-GAAP financial measures, however, should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP. Adjusted Net Income from continuing operations represents net income from continuing operations adjusted for acquisition, integration and restructuring costs, amortization of intangible assets, stock-based compensation, other discrete items, and their related tax impact, which was calculated using an estimated statutory tax rate of 24.95% applied to all adjustments. Management believes these acquisition, integration and restructuring costs and other discrete items, which include divestiture-related restructuring costs, interest income on a note receivable, earn-out fair value adjustments, a loss on debt extinguishment, and debt issuance costs, provide useful information to help users meaningfully evaluate and compare the Company's quarterly and year-to-date performance against prior periods. Adjusted EPS (Diluted) from continuing operations is computed by dividing net income from continuing operations, adjusted for the discrete items as identified above and the related tax impacts, by the diluted weighted average number of common shares outstanding. Beginning with the second quarter of 2026, Adjusted Net Income from continuing operations and Adjusted EPS (Diluted) from continuing operations now include adjustments for amortization of intangible assets and stock-based compensation, with retrospective adjustments included for prior periods presented. Management believes these adjustments provide useful information to evaluate VSE's ongoing operating performance on a consistent basis. EBITDA from continuing operations represents net income before net interest expense, income taxes, amortization of intangible assets and depreciation and other amortization. Management believes EBITDA from continuing operations provides useful information about the Company's operating performance as it isolates non-cash depreciation and amortization charges as well as interest expense, net and income taxes, which are financing and tax items. Adjusted EBITDA from continuing operations represents EBITDA from continuing operations (as defined above) adjusted for non-cash stock-based compensation and discrete items as identified above. Adjusted EBITDA margin from continuing operations represents Adjusted EBITDA from continuing operations as a percentage of revenue. TTM Adjusted EBITDA from continuing operations represents Adjusted EBITDA from continuing operations as defined above for the trailing twelve months. TTM Acquisition Adjusted EBITDA from continuing operations includes pre-acquisition portion of Adjusted EBITDA from continuing operations for the trailing twelve months that is not included in historical results. TTM Acquisition Adjusted EBITDA from continuing operations does not reflect all adjustments that would otherwise be required in connection with the preparation of pro forma financial statements in accordance with Article 11 of Regulation S-X. Organic revenue growth is defined as the change in revenue compared to the prior-year period, excluding revenue from acquired businesses for the first twelve months following the date of acquisition. Net debt is defined as principal amount of debt less debt issuance costs and less cash and cash equivalents. Free cash flow represents operating cash flow less capital expenditures and includes the results of both continuing and discontinued operations. Capital expenditures include purchases of property and equipment. Net leverage ratio is calculated as net debt divided by TTM Adjusted EBITDA from continuing operations. Adjusted net leverage ratio is calculated as net debt divided by TTM Acquisition Adjusted EBITDA from continuing operations. These measures are calculated as described in this release and differ from the Total Net Leverage Ratio as defined in the Company’s Credit Agreement. Reconciliations of these measures to the most directly comparable GAAP measures and other information relating to these non-GAAP measures, other than organic revenue growth, are included in the supplemental schedules attached. Organic revenue growth for the three months ended September 30, 2026 of 17% is calculated based on year-over-year revenue growth of 91.2%, less a 74 percentage point revenue contribution from acquired businesses. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

Additionally, Adjusted EBITDA margin is presented as a forward-looking non-GAAP financial measure. This measure is based solely on information available to VSE as of the date of this earnings release and may differ materially from VSE’s actual operating results as a result of developments that occur after the date of this earnings release. The determination of the amounts that are excluded from this non-GAAP financial measure is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense, income amounts or anticipated synergies recognized in a given period. VSE is unable to present a quantitative reconciliation of forward-looking Adjusted EBITDA margin because certain information regarding the Company’s provision for income taxes is not available, and management cannot reliably predict all of the necessary components of net income at this time without unreasonable effort or expense. For the same reasons, the Company is unable to address the probable significance of the unavailable information. The unavailable information could have a significant impact on the Company’s future financial results.

NON-GAAP FINANCIAL INFORMATION
Adjusted Net Income from Continuing Operations and Adjusted EPS from Continuing Operations

	Three months ended September 30,			Nine months ended September 30,
(in thousands, except per share data)	2026	2025	% Change	2026	2025	% Change
Net income from continuing operations	$47,264	$3,591	1,216.2%	$104,842	$31,197	236.1%
Adjustments to net income from continuing operations:
Acquisition, integration and restructuring costs	4,059	732	454.5%	18,431	5,429	239.5%
Divestiture-related restructuring (benefits) costs (1)	—	(204)	(100.0)%	68	291	(76.6)%
Interest income on note receivable	(702)	(1,342)	(47.7)%	(2,084)	(1,342)	55.3%
Earn-out fair value adjustments	(8,880)	23,300	NM	(8,880)	29,200	NM
Loss on debt extinguishment	—	—	—%	4,473	—	—%
Debt issuance costs	—	—	—%	—	491	(100.0)%
Amortization of intangible assets	23,095	6,687	245.4%	50,595	19,308	162.0%
Stock-based compensation	4,405	3,245	35.7%	12,992	10,133	28.2%
	69,241	36,009	92.3%	180,437	94,707	90.5%
Tax impact of adjusted items (2)	(5,483)	(8,088)	(32.2)%	(18,861)	(15,846)	19.0%
Adjusted net income from continuing operations	$63,758	$27,921	128.4%	$161,576	$78,861	104.9%
Weighted average dilutive shares	31,790	20,757	53.2%	30,351	20,743	46.3%
GAAP EPS (Diluted)	$1.49	$0.17	776.5%	$3.45	$1.50	130.0%
Adjusted EPS (Diluted) from continuing operations	$2.01	$1.35	48.9%	$5.32	$3.80	40.0%
(1) Activity for the three months ended September 30, 2025 includes business insurance credits following the Fleet sale.
(2) The tax impact of adjusted items was calculated using an estimated statutory tax rate.
NM = Not meaningful

EBITDA from Continuing Operations and Adjusted EBITDA from Continuing Operations

	Three months ended September 30,			Nine months ended September 30,
(in thousands)	2026	2025	Change	2026	2025	Change
Net income from continuing operations	$47,264	$3,591	1,216.2%	$104,842	$31,197	236.1%
Interest expense, net	14,097	4,339	224.9%	17,925	18,723	(4.3)%
Provision for income taxes	16,090	2,157	645.9%	31,917	7,184	344.3%
Amortization of intangible assets	23,095	6,687	245.4%	50,595	19,308	162.0%
Depreciation and other amortization	7,035	3,504	100.8%	16,256	9,691	67.7%
EBITDA from continuing operations	107,581	20,278	430.5%	221,535	86,103	157.3%
Acquisition, integration and restructuring costs	4,059	732	454.5%	18,431	5,429	239.5%
Divestiture-related restructuring (benefits) costs (1)	—	(204)	(100.0)%	68	291	(76.6)%
Earn-out fair value adjustments	(8,880)	23,300	NM	(8,880)	29,200	NM
Loss on debt extinguishment	—	—	—%	4,473	—	—%
Stock-based compensation	4,405	3,245	35.7%	12,992	10,133	28.2%
Adjusted EBITDA from continuing operations	$107,165	$47,351	126.3%	$248,619	$131,156	89.6%

Net income margin from continuing operations	8.7%	1.3%	~ 750 bps	8.0%	3.8%	~ 410 bps
Adjusted EBITDA margin from continuing operations	19.8%	16.7%	~ 310 bps	18.9%	16.2%	~ 270 bps
(1) Activity for the three months ended September 30, 2025 includes business insurance credits following the Fleet sale.
Basis point (bps) change may not visually recalculate due to rounding.

Free Cash Flow (1)

	Three months ended September 30,		Nine months ended September 30,
(in thousands)	2026	2025	2026	2025
Net cash provided by (used in) operating activities	$55,991	$24,089	$21,284	$(10,652)
Capital expenditures	(9,372)	(6,049)	(24,699)	(14,513)
Free cash flow	$46,619	$18,040	$(3,415)	$(25,165)
(1) Amounts include the results of both continuing and discontinued operations for the three and nine months ended September 30, 2025.

Net Debt

(in thousands)	September 30, 2026	December 31, 2025
Principal amount of debt	$978,793	$296,250
Debt issuance costs	(18,854)	(3,446)
Cash and cash equivalents	(65,786)	(69,358)
Net Debt	$894,153	$223,446

Net Leverage Ratio

($ in thousands)	September 30, 2026		December 31, 2025
Net Debt	$894,153		$223,446
TTM Adjusted EBITDA from continuing operations (1)	$300,387		$182,924
Net Leverage Ratio	3.0	x	1.2	x

TTM Acquisition Adjusted EBITDA from continuing operations (2)	$389,234		$209,128
Adjusted Net Leverage Ratio	2.3	x	1.1	x
(1) TTM Adjusted EBITDA from continuing operations is defined as Adjusted EBITDA from continuing operations for the most recent twelve (12) month period.
(2) TTM Acquisition Adjusted EBITDA from continuing operations includes pre-acquisition portion of EBITDA for the trailing twelve months that is not included in historical results.

CONFERENCE CALL

A conference call will be held Thursday, November 5, 2026 at 8:30 A.M. ET to review the Company’s financial results, discuss recent events and conduct a question-and-answer session.

An audio webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of VSE’s website at https://ir.vsecorp.com. To listen to the live broadcast, go to the site at least 15 minutes prior to the scheduled start time to register, download and install any necessary audio software. A replay of the audio webcast will be available at the same location following the conclusion of the call.

ABOUT VSE CORPORATION

VSE is a diversified aftermarket products and services company serving commercial and government markets. Headquartered in Miramar, Florida, VSE is focused on significantly enhancing the productivity and longevity of its customers' high-value, business-critical assets. VSE’s aftermarket parts distribution and maintenance, repair, and overhaul (MRO) services support engine component and engine and airframe accessory part distribution and repair services for commercial and business and general aviation (B&GA) operators. For more detailed information, please visit VSE's website at www.vsecorp.com.

Please refer to the Form 10-Q that will be filed with the Securities and Exchange Commission ("SEC") on or about November 5, 2026 for more details on the Company's third quarter 2026 results. Also, refer to VSE’s Annual Report on Form 10-K for the year ended December 31, 2025 for further information and analysis of VSE’s financial condition and results of operations. VSE encourages investors and others to review the detailed reporting and disclosures contained in VSE’s public filings for additional discussion about the status of customer programs and contract awards, risks, revenue sources and funding, dependence on material customers, and management’s discussion of short- and long-term business challenges and opportunities.

FORWARD LOOKING STATEMENTS

This document contains statements that, to the extent they are not recitations of historical fact, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All such statements are intended to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and this statement is included for purposes of such safe harbor provisions.

“Forward-looking” statements, as such term is defined by the Securities and Exchange Commission (the “SEC”) in its rules, regulations and releases, represent VSE’s expectations or beliefs, including, but not limited to, statements concerning the expected financial and other benefits of the acquisition of PAG, VSE’s operations, economic performance, financial condition, growth and acquisition strategies, investments and future operational plans. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “forecast,” “seek,” “plan,” “predict,” “project,” “could,” “estimate,” “might,” “continue,” “seeking” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements.

These statements speak only as of the date of this document and VSE undertakes no ongoing obligation, other than that imposed by law, to update these statements as a result of new information, future events or otherwise. These statements relate to, among other things, VSE’s future financial condition, results of operations or prospects; VSE’s business and growth strategies; and VSE’s financing plans and forecasts. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, certain of which are beyond VSE’s control, and that actual results may differ materially from those contained in or implied by the forward-looking statements as a result of various factors, some of which are unknown, including, without limitation, risks related to:

•the performance of the aviation aftermarket;
•global economic and political conditions;
•supply chain delays and disruptions;
•competition from existing and new competitors;
•losses related to investments in inventory and facilities;
•interruptions in the Company's operations;
•challenges related to workforce management or any failure to attract or retain a skilled workforce;
•the significant expenses that have been incurred and will be incurred in connection with the acquisition of PAG;
•the Company's ability to successfully integrate and achieve the strategic and other objectives and benefits, including any expected synergies, relating to recently completed acquisitions, including the acquisition of PAG;
•access to and the performance of third-party package delivery companies;
•prolonged periods of inflation and the Company's ability to mitigate the impact thereof;
•future business conditions resulting in impairments;
•the Company's ability to successfully divest businesses and to transition facilities in connection therewith;
•the Company's work on large government programs;
•health epidemics, pandemics and similar outbreaks;
•compliance with government rules and regulations, including tariffs and environmental and pollution risk;
•the Company's ability to mitigate the impacts of increased costs related to tariffs;
•litigation and legal actions arising from the Company's operations;
•technology and cybersecurity threats and incidents;
•the Company's outstanding indebtedness;
•market volatility in the debt and equity capital markets;
•the Company's ability to continue to pay dividends at current levels or at all;
•the Company's published financial guidance;
•restrictions and limitations that may stem from financing arrangements the Company enters into or assumes in the future; and
•the other factors identified in the Company's reports filed or expected to be filed with the SEC, including the Company's Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on February 27, 2026.

You are advised, however, to consult any further disclosures VSE makes on related subjects in VSE’s periodic reports on Forms 10-K, 10-Q or 8-K filed with or furnished to the SEC.

INVESTOR CONTACT

Michael Perlman
VP, Investor Relations & Treasury
T: (954) 547-0480 M: (561) 281-0247
investors@vsecorp.com

VSE Corporation and Subsidiaries
Unaudited Consolidated Balance Sheets
(in thousands except share and per share amounts)

	September 30,	December 31,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$65,786	$69,358
Receivables (net of allowance of $8.7 million and $7.2 million, respectively)	285,227	190,732
Contract assets	66,257	41,468
Inventories	893,006	553,834
Prepaid expenses and other current assets	45,458	37,937
Total current assets	1,355,734	893,329
Property and equipment (net of accumulated depreciation of $50.0 million and $34.2 million, respectively)	176,402	91,098
Intangible assets (net of accumulated amortization of $153.3 million and $100.2 million, respectively)	950,496	295,962
Goodwill	1,853,509	641,242
Operating lease right-of-use assets	89,367	50,151
Note receivable	29,126	27,041
Other assets	25,324	29,755
Total assets	$4,479,958	$2,028,578

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$32,344	$7,500
Accounts payable	211,024	154,506
Accrued expenses and other current liabilities	99,485	73,161
Dividends payable	2,807	2,339
Earn-out obligations	27,367	—
Total current liabilities	373,027	237,506
Long-term debt, net of current portion	927,595	285,304
Deferred compensation	4,624	5,918
Long-term operating lease obligations	75,817	43,693
Deferred tax liabilities	107,340	12,394
Other long-term liabilities	8,864	4,955
Total liabilities	1,497,267	589,770
Commitments and contingencies
Stockholders' equity:
Common stock, par value $0.05 per share, authorized 44,000,000 shares; issued and outstanding 28,071,222 and 23,398,046, respectively	1,404	1,170
Additional paid-in capital	2,487,011	1,041,483
Retained earnings	492,065	395,643
Accumulated other comprehensive income	2,211	512
Total stockholders' equity	2,982,691	1,438,808
Total liabilities and stockholders' equity	$4,479,958	$2,028,578

VSE Corporation and Subsidiaries
Unaudited Consolidated Statements of Operations
(in thousands except share and per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2026	2025	2026	2025
Revenues:
Products	$222,982	$176,035	$628,739	$510,189
Services	318,024	106,874	685,984	300,904
Total revenues	541,006	282,909	1,314,723	811,093

Costs and operating expenses:
Products	177,921	147,682	509,306	429,377
Services	266,138	94,486	584,032	270,510
Selling, general and administrative expenses	5,281	667	20,513	5,594
Earn-out fair value adjustments	(8,880)	23,300	(8,880)	29,200
Amortization of intangible assets	23,095	6,687	50,595	19,308
Total costs and operating expenses	463,555	272,822	1,155,566	753,989
Operating income	77,451	10,087	159,157	57,104

Interest expense, net	14,097	4,339	17,925	18,723
Loss on debt extinguishment	—	—	4,473	—
Income from continuing operations before income taxes	63,354	5,748	136,759	38,381
Provision for income taxes	16,090	2,157	31,917	7,184
Net income from continuing operations	47,264	3,591	104,842	31,197
Income (loss) from discontinued operations, net of tax	—	321	—	(33,061)
Net income (loss)	$47,264	$3,912	$104,842	$(1,864)

Earnings (loss) per share:
Basic
Continuing operations	$1.50	$0.17	$3.50	$1.51
Discontinued operations	—	0.02	—	(1.60)
	$1.50	$0.19	$3.50	$(0.09)

Diluted
Continuing operations	$1.49	$0.17	$3.45	$1.50
Discontinued operations	—	0.02	—	(1.59)
	$1.49	$0.19	$3.45	$(0.09)

Weighted average shares outstanding:
Basic	31,479,631	20,681,203	29,987,463	20,656,680
Diluted	31,790,115	20,756,508	30,351,277	20,742,957

Dividends declared per share	$0.10	$0.10	$0.30	$0.30

VSE Corporation and Subsidiaries
Unaudited Consolidated Statements of Cash Flows
(in thousands)

	Nine months ended September 30,
	2026	2025 (a)
Cash flows from operating activities:
Net income (loss)	$104,842	$(1,864)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	66,851	29,730
Amortization of debt issuance cost	2,203	1,266
Deferred taxes	12,944	(19,117)
Stock-based compensation	12,992	9,908
Impairment and loss on sale of business segments	—	47,046
Loss on sale of property and equipment	219	10
Gain on settlement of corporate-owned life insurance	(357)	—
Interest income on note receivable	(2,084)	(1,342)
Earn-out fair value adjustments	(8,880)	29,200
Loss on debt extinguishment	4,473	—
Changes in operating assets and liabilities, net of impact of acquisitions:
Receivables	(18,915)	(23,243)
Contract assets	(11,620)	(2,954)
Inventories	(148,409)	(26,522)
Prepaid expenses and other current assets and other assets	(1,620)	(8,991)
Operating lease assets and liabilities, net	2,697	837
Accounts payable and deferred compensation	1,428	(42,067)
Accrued expenses and other liabilities	4,520	(2,549)
Net cash provided by (used in) operating activities	21,284	(10,652)
Cash flows from investing activities:
Purchases of property and equipment	(24,699)	(14,513)
Proceeds from the sale of business segments, net of cash divested	—	138,816
Cash paid for acquisitions, net of cash acquired	(1,830,791)	(47,745)
Purchases of intangible assets	(15,082)	—
Proceeds from corporate-owned life insurance settlements	760	—
Net cash (used in) provided by investing activities	(1,869,812)	76,558
Cash flows from financing activities:
Borrowings on bank credit facilities, net of creditor fees	979,357	648,066
Repayments on bank credit facilities	(370,773)	(720,825)
Repayments on amortizing notes	(10,924)	—
Proceeds from issuance of common stock, net	829,676	463
Proceeds from issuance of tangible equity units, net	444,908	—
Payment of debt financing costs	(7,909)	(2,584)
Payment of taxes for equity transactions	(10,332)	(5,077)
Dividends paid	(7,952)	(6,195)
Other	(984)	—
Net cash provided by (used in) financing activities	1,845,067	(86,152)
Effect of exchange rate changes on cash and cash equivalents	(111)	—
Net increase (decrease) in cash and cash equivalents	(3,572)	(20,246)
Cash and cash equivalents, beginning of period	69,358	29,030
Cash and cash equivalents, end of period	$65,786	$8,784
(a) The cash flows related to discontinued operations and held-for-sale assets and liabilities have not been segregated. Accordingly, the Consolidated Statements of Cash Flows include the results of continuing and discontinued operations.

VSE Corporation and Subsidiaries
Unaudited Consolidated Statements of Cash Flows (continued)
(in thousands)

	Nine months ended September 30,
	2026	2025
Supplemental disclosure of noncash investing and financing activities:
In-kind equity purchase consideration from acquisition	$238,002	$—
Earn-out obligation purchase consideration from acquisition	$33,850	$—
Note receivable from the sale of business segment	$—	$25,000